Symetra Life Insurance Company [777 108th Avenue NE, Suite 1200 | Bellevue, WA 98004-5135 Phone 1-800-796-3872 | TTY/TDD 1-800-833-6388 Mailing Address: PO Box 34690 | Seattle, WA 98124-1690]

LAPSE PROTECTION BENEFIT RIDER
The Lapse Protection Benefit Rider (the “LPB Rider”) provides that, during the Lapse Protection Benefit Period (defined below), Your Policy will not enter into the Grace Period, even if the Net Surrender Value is insufficient to pay the Monthly Deduction. When you purchase this LPB Rider, it becomes a part of Your Policy and amends Your Policy as indicated below. Unless specifically defined in this LPB Rider, all capitalized terms have the same meaning as in Your Policy. In the event of a conflict with any provision in the Policy, the terms in this LPB Rider control.
1. DEFINITIONS
The LPB Rider adds the following terms to Your Policy:
Benefit Rider Charge: A charge taken from Policy Value as consideration for the Lapse Protection Benefit.
Lapse Protection Expense: An amount by which we reduce the Lapse Protection Value, as shown on the Rider Specifications.
Lapse Protection Benefit: The benefit provided by Section 3.3 of this LPB Rider.
Lapse Protection Benefit Period: Any period when the Lapse Protection Value is greater than or equal to the Lapse Protection Minimum Value and the Surrender Value of Your Policy is greater than the Loan Amount.
Lapse Protection Cost of Insurance (“COI”) Charge: An amount by which we reduce the Lapse Protection Value, calculated in the same manner as the Cost of Insurance charge under Your Policy with the following differences:

(a)	The Lapse Protection Value replaces the Policy Value in the definition of Net Amount at Risk.

(b)	The Lapse Protection COI Charge has a two-tier rate structure, as shown on the Rider Specifications,

a.	with the first tier COI rates applying up to and including the Lapse Protection Net Amount at Risk Threshold, shown on the Rider Specifications,

b.	and second tier COI rates applying on Lapse Protection Net Amount at Risk above the Lapse Protection Net Amount at Risk Threshold.
Lapse Protection Specified Amount Charge: An amount by which we reduce the Lapse Protection Value, as shown on the Rider Specifications.
Lapse Protection Interest Rates: A two-tiered rate of interest that is credited to the Lapse Protection Value, after all Lapse Protection Monthly Deductions and any reduction in the Lapse Protection Value due to a Withdrawal or a decrease in Specified Amount have been assessed,

a.	with the first tier rate being credited on Lapse Protection Value up to and including the Lapse Protection Threshold shown on the Rider Specifications

b.	and with the second tier rate being credited on all Lapse Protection Value above the Lapse Protection Threshold.
Lapse Protection Minimum Value: The minimum Lapse Protection Value required to be in a Lapse Protection Benefit Period, which varies by policy duration, as shown on the Rider Specifications.
Lapse Protection Monthly Deduction: The amount by which We reduce the Lapse Protection Value on each Monthly Anniversary Day. It consists of the Lapse Protection Cost of Insurance Charge, Lapse Protection Specified Amount Charge, Lapse Protection Expense, and charges for any supplemental riders.
Lapse Protection Net Premium: (a) multiplied by (b), where:

(a)	is a premium received under Your Policy, and

(b)	is the Lapse Protection Premium Factor shown in the Rider Specifications.

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Lapse Protection Value: An amount defined in Section 3.1.
2. GENERAL PROVISIONS
2.1    Rider Values
This LPB Rider has no Policy Value or Surrender Value associated with it. You cannot use the Rider as collateral for a Policy Loan.
2.2    Termination
This LPB Rider and the Benefit it provides terminate on the earliest of the following events:

•	The date We allocate funds to the Fixed Account, unless the allocation is automatically made upon the exercise of an accelerated death benefit option.

•	If coverage under Your Policy terminates pursuant to Section 2.9 of Your Policy.

•	The date We receive Your request to terminate the LPB Rider.

After the LPB Rider terminates, We will no longer assess the Benefit Rider Charge. We will not refund the Benefit Rider Charges We already assessed on Your Policy.

2.3    Reinstatement
Once terminated, the LPB Rider cannot be reinstated.
3. LAPSE PROTECTION BENEFIT PROVISIONS
3.1    Lapse Protection Value
The Lapse Protection Value is based on notional charges and credits similar to the actual charges and credits used to compute Policy Value. We calculate the Lapse Protection Value in the same manner as we calculate Policy Value with the following differences:

•	The Lapse Protection Net Premium is used in place of the Net Premium Payment.

•	The Lapse Protection Monthly Deduction is used in place of the Monthly Deduction.

•	The Lapse Protection Interest Rates is used in place of the interest rate used to credit monthly interest on the ‘Fixed Policy Value.

•	A decrease in Specified Amount proportionally reduces the Lapse Protection Value.

•
Policy Loans are treated as a reduction to the Lapse Protection Value in an amount equal to two times the amount of the Policy Loan, and repayments of Policy Loans are added to the Lapse Protection Value in an amount equal to two times the amount of the repayment. Repayments of Policy Loan Interest will not be applied to the Lapse Protection Value.

•	A Withdrawal of Policy Value will reduce the Lapse Protection Value proportionately, based on the ratio of the amount of the Withdrawal to the Policy Value prior to the Withdrawal
3.2    Credited Interest
Immediately following each Lapse Protection Monthly Deduction and any reduction in Lapse Protection Value due to a decrease in Specified Amount or a Withdrawal of Policy Value, interest is credited to the Lapse Protection Value at the applicable Lapse Protection Interest Rates. The Lapse Protection Interest Rates have two tiers. The first tier rate is credited on Lapse Protection Value up to the Lapse Protection Value Threshold shown on the Rider Specifications, while the second tier is credited on all Lapse Protection Value in excess of the Threshold.
3.3    Lapse Protection Benefit
The Lapse Protection Benefit is that during a Lapse Protection Benefit Period, Section 4.5 of Your Policy is not applicable.
3.4    Premium Required to Keep Your Policy in Force
If Your Lapse Protection Value is less than the Lapse Protection Minimum Value, or if Your Surrender Value is less than or equal to the Loan Amount, Your Policy will not be in a Lapse Protection Benefit Period and no Lapse Protection Benefit will be available. On the first Monthly Anniversary Day when Your Net Surrender Value is insufficient to pay Your Monthly Deduction while Your Policy is not in a Lapse Protection Benefit Period, the Grace Period under Your Policy will begin and We will send you a written notice stating the amount of Premium or Policy Loan repayment required to keep Your Policy,

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and all supplemental riders including this LPB Rider, in force for three months. If You do not remit the required amount by the end of the Grace Period, Your Policy, and all supplemental riders including this LPB Rider, will lapse.
3.5    Benefit Rider Charge
Under this LPB Rider, the Benefit Rider Charge shown in the Rider Specifications is added to the Monthly Deduction under Your Policy on each Monthly Anniversary Day while Your Policy is in a Lapse Protection Benefit Period. If the LPB Rider terminates, the Benefit Rider Charge is not added to the Monthly Deduction on the subsequent Monthly Anniversary Days. The Benefit Rider Charge is based on a percentage of the Specified Amount of Your Policy and any supplemental riders. A decrease in the Specified Amount of Your Policy and any supplemental riders may decrease the Benefit Rider Charge.
4. EFFECTS OF POLICY VALUE CHANGES PROVISIONS
4.1    Policy Withdrawals and Policy Loans
A Withdrawal of Policy Value will reduce the Lapse Protection Value proportionately, based on the ratio of the amount of the Withdrawal to the Policy Value prior to the Withdrawal.
A Policy Loan will reduce the Lapse Protection Value by an amount equal to two times the amount of the Policy Loan, and repayments of Policy Loans are added to the Lapse Protection Value in an amount equal to two times the amount of the repayment. Repayments of Policy Loan Interest will not be applied to the Lapse Protection Value.
4.2    Decrease in Specified Amount
If you request a decrease in Specified Amount of Your Policy, We will reduce the Lapse Protection Value in proportion to the reduction in the Specified Amount.
5. CHANGE IN NET SURRENDER VALUE PROVISION
If the Net Surrender Value becomes less than zero while Your Policy is in force under the LPB Rider, no negative interest will be assessed against Your Net Surrender Value nor will the monthly cost of insurance be increased under Your Policy to reflect such negative Net Surrender Value.

Symetra Life Insurance Company
[David S. Goldstein]
[Secretary]

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